Eagle Bulk Shipping Inc. Announces Reverse Stock Split

STAMFORD, CT, September 14, 2020 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, “Eagle” or the “Company”), one of the world’s largest owner-operators within the Supramax / Ultramax drybulk segment, today announced that it has resolved to effect a reverse stock split of the Company’s issued common stock and has determined the ratio to be 1-for-7. The Company’s shareholders approved the reverse stock split and granted the Board the authority to determine the exact split ratio and when to proceed with the reverse stock split at the Company’s Annual Meeting of Shareholders held on June 19, 2020.

The reverse stock split will take effect on September 15, 2020 at 9:00 a.m. Eastern time, and the Company’s common stock is expected to begin trading on a split-adjusted basis on the Nasdaq Global Select Market on the same day under the existing ticker symbol “EGLE”. The new CUSIP number for the Company’s common stock will be Y2187A 150.

When the reverse stock split becomes effective, every seven shares of the Company’s issued and outstanding common stock will be automatically combined into one issued and outstanding share of common stock without any change in the par value per share or the total number of authorized shares. This will reduce the number of outstanding shares of the Company’s common stock from approximately 77.1 million shares to approximately 11.0 million shares.

No fractional shares of common stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a shareholder of record would otherwise hold a fractional share, the fractional share resulting from the reverse stock split will be rounded down to the nearest whole share. Furthermore, if a shareholder holds less than seven shares prior to the reverse stock split, then such shareholder will receive in lieu of fractional shares a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share on Nasdaq on the trading day immediately preceding the reverse stock split effective date. Shareholders holding share certificates will receive information from Computershare, Inc., the Company’s transfer agent, regarding the process for exchanging their shares of common stock. Shareholders who hold their shares in brokerage accounts or in “street name” will not be required to take any action to effect the exchange of their shares.

Proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all of the Company’s outstanding warrants, the exercise price and number of shares issuable upon the exercise of the options outstanding under the Company’s equity incentive plans, and the number of shares subject to restricted stock awards under the Company’s equity incentive plans. Furthermore, the indenture that governs our Convertible Bond Debt provides that the conversion rate will be adjusted in connection with any stock split transaction.

Additional information about the reverse stock split can be found in the Company’s proxy statement furnished to the Securities and Exchange Commission on May 12, 2020, a copy of which is available at www.sec.gov.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S. based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Denmark, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including strategic, commercial, operational, technical and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com
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